Exhibit 5.2

BEIRNE, MAYNARD & PARSONS, L.L.P.

601 POYDRAS STREET

SUITE 2200

NEW ORLEANS, LOUISIANA 70130-6097

(504) 586-1241

FAX (504) 584-9142

November 8, 2013

Regency Energy Partners LP

Regency Energy Finance Corp.

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Re:	$600,000,000 Aggregate Principal Amount of
4.500% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as counsel to Gulf States Transmission LLC, a Louisiana Limited Liability Company (the “Guarantor”), in connection with the issuance by Regency Energy Partners LP and Regency Energy Finance Corp. (collectively the “Company”), of $600,000,000 principal amount of the Company’s 4.500% Senior Notes due 2023 (the “Securities”), and the guarantees of the Notes (the “Guarantees”) by the Guarantor, and the other guarantors party to the Indenture (as defined below) (the “Additional Guarantors”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 8, 2013 (the “Registration Statement”). The Securities are being issued pursuant to an Indenture dated as of April 30, 2013 (the “Indenture”) by and among the Company, the Guarantor, the Additional Guarantors and Wells Fargo Bank, National Association (the “Trustee”), and will be guaranteed on an unsecured unsubordinated basis by each of the Guarantor and Additional Guarantors (the “Guarantees”; the Guarantee to which the Guarantor is to be a party being referred to herein as the “Guarantee”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Indenture. This opinion letter is being delivered to you at the request of the Guarantor.

In arriving at the opinions expressed below, we have reviewed the Indenture and the Guarantee in the respective forms represented to us by the Guarantor as being the forms presented to the board of directors and sole member of the Guarantor for their approval and executed by the Guarantor, and have relied upon such representation in so identifying such documents. We have also reviewed copies of the operating agreement of the Guarantor, and such other documents, corporate records, certificates of officers of the Guarantor and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us

BEIRNE, MAYNARD & PARSONS, L.L.P.

AUSTIN — BATON ROUGE — DALLAS — HOUSTON — NEW ORLEANS — SAN ANTONIO

Regency Energy Partners LP

November 8, 2013

as originals and the conformity to original documents of all documents submitted to us as copies. To the extent that our opinions may be dependent upon such matters, we have assumed that the Trustee has all requisite power and authority to execute, deliver and perform its obligations under, and has duly executed and delivered, the Indenture. Further, to the extent that our opinions may be dependent upon such matters, we have assumed that the Additional Guarantors have all requisite corporate, limited liability, and limited partnership power and authority, as applicable, to execute, deliver and perform their respective obligations under, and have duly executed and delivered, the Indenture and Guarantees and have assumed that the Company has all requisite power and authority to execute, deliver and perform its obligations under, and has duly executed and delivered, the Indenture and the Securities. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantor, the Additional Guarantors and others.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

1. The Guarantor is a limited liability company validly existing under the laws of the State of Louisiana with the requisite limited liability company power and authority to own property and to conduct business

2. The Guarantor has the limited liability company power and authority to execute and deliver the Indenture and to perform its obligations, including the Guarantee, thereunder.

3. The execution, delivery and performance by the Guarantor of the Indenture, including the Guarantee, have been duly authorized by all necessary limited liability company action on the part of the Guarantor. The Indenture has been duly executed and delivered by the Guarantor.

We call your attention to the fact that, as a matter of customary practice, certain assumptions underlying opinions are understood to be implicit. In addition, the foregoing opinions are also subject to the following additional qualifications, exceptions, assumptions and limitations:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Louisiana and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of Louisiana and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion set forth in paragraph 1 above as to the valid existence of the Guarantor is based solely on a certificate of existence received from the Secretary of State of the State of Louisiana dated November 7, 2013.

C. In giving our opinions as to the due authorization of the execution, delivery and performance of the Indenture and the Guarantee by all necessary corporate action on the part of the Guarantor, we have relied solely upon a certificate of the Secretary of the Guarantor, and a

Regency Energy Partners LP

November 8, 2013

copy of a written consent of the Company as sole member, as to the authorizing resolutions of the board of directors and sole member of the Guarantor and the adoption thereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Beirne, Maynard & Parsons, L.L.P.
Beirne, Maynard & Parsons, L.L.P.